Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports $4.6 Million in Third Quarter EXPAREL® Revenue and Full Third Quarter 2012 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., November 1, 2012 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced consolidated financial results for the quarter ended September 30, 2012 and provided updates on the commercial launch of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States.

“We launched EXPAREL in April and have successfully doubled our product sales quarter over quarter with these results,” said Dave Stack, president and chief executive officer of Pacira. “In addition, we have completed the build-out of our EXPAREL next generation manufacturing facility ahead of schedule. As such, we are advancing with confidence several important initiatives, including continued exploration of additional therapeutic uses for EXPAREL and strategic marketing programs intended to accelerate growth. We look forward to a strong fourth quarter of 2012.”

Recent Highlights and Upcoming Events:

•                  EXPAREL Commercialization: In the third quarter ended September 30, 2012, EXPAREL sales totaled $4.6 million, up from $2.3 million in the second quarter of 2012.  As of October 26, 2012, 628 accounts have ordered EXPAREL compared to 428 accounts as of August 3, 2012. Of these, 58 percent of all accounts have reordered EXPAREL and 63 percent of hospital accounts have reordered. Pacira works with an important mix of customers who are expanding their use with 115 hospitals, which have ordered six times or more and continue to see rapid expansion with an average of 22 new customers ordering each week in the quarter and for the month of October.

•                  Exploring Additional Indications for EXPAREL: During the third quarter, Pacira initiated a Phase 2/3 study investigating the use of EXPAREL as a single-dose injection femoral nerve block for total knee arthroplasty surgery. Additionally, Pacira announced data from its first completed Phase 4 IMPROVE study in open colectomy patients, demonstrating that the EXPAREL-based multimodal regimen achieved a statistically significant reduction in each primary endpoint in the study, including a 60 percent reduction in hospital length of stay.

•                  Fall Data Presentations and Publications:  Through its ongoing Phase 4 and case studies, Pacira continues to generate strong data supporting both the clinical and economic benefits of EXPAREL use. Studies are ongoing in ileostomy reversal, open and laparoscopic colectomy procedures, as well as a wide range of plastic surgery uses and TAP (Transverse Abdominis Plane) infiltration. Over the next several months, Pacira expects data from these studies to be presented at the key society meetings and published in several top, peer-reviewed pain and surgical journals.

•                  Upcoming Investor Meetings: Pacira management will be attending the Brean Murray 2012 Life Sciences Summit in New York on November 7th, will be presenting at the Jefferies Healthcare Conference in London on November 15th and will be presenting at Piper Jaffray’s 24th Annual Healthcare Conference in New York on November 27th.

Third Quarter 2012 Financial Results

•                  Total revenues for the quarter ended September 30, 2012 were $8.5 million as compared with $4.0 million for the quarter ended September 30, 2011. The increase in revenues in the third quarter was primarily driven by $4.6 million of net product sales of EXPAREL, which represents the sale of product shipped directly to end-users, including hospitals and ambulatory surgery centers.

•                  Total operating expenses for the quarter ended September 30, 2012 were $24.2 million compared with $12.7 million for the quarter ended September 30, 2011. The increase was primarily driven by commercialization efforts for EXPAREL and the cost of EXPAREL product sold during the quarter. Additionally, there were certain non-recurring costs relating to repairs and maintenance to the manufacturing facilities.

•                  Net loss for the quarter ended September 30, 2012 was $15.7 million, or $0.49 per share (based on 32.4 million weighted average shares outstanding) compared to $9.5 million, or $0.55 per share (based on 17.2 million shares outstanding) for the quarter ended September 30, 2011. As of September 30, 2012, the Company had 32.5 million shares outstanding.

•                  Pacira ended the third quarter of 2012 with cash and cash equivalents, restricted cash and short-term investments of $68.7 million.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday November 1, 2012, at 9 a.m. ET. The call can be accessed by dialing 1-866-804-6923 (domestic) or 1-857-350-1669 (international) five minutes prior to the start of the call and providing the passcode 69810772.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international),

and providing the passcode 79200152. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the investors section of Pacira’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other approved products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL® (bupivacaine liposome injectable suspension) is indicated for administration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater than or equal to 10 percent) following EXPAREL administration were nausea, constipation and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans to manufacture and commercialize EXPAREL and the success of our commercialization of EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; the anticipated success of our remediation plans in response to the inspection report from the Medicines and Healthcare products Regulatory Agency and the timing of recommencing our DepoCyt(e) manufacturing operations; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:

Net product sales	$4,550	$1,682	$9,978	$4,868
Collaborative licensing and development revenue	3,484	1,352	16,574	3,845
Royalty revenue	452	922	2,082	2,743
Total revenues	8,486	3,956	28,634	11,456

Operating expenses:

Cost of revenues	9,287	3,357	22,467	10,138
Research and development	3,527	4,360	6,693	12,742
Selling, general and administrative	11,378	4,972	32,943	12,960
Total operating expenses	24,192	12,689	62,103	35,840
Loss from operations	(15,706)	(8,733)	(33,469)	(24,384)

Other (expense) income:

Interest income	87	46	218	111
Interest expense	(456)	(910)	(1,464)	(4,068)
Loss on early extinguishment of debt	—	—	(1,062)	—
Royalty interest obligation	378	116	(47)	235
Other, net	(48)	(27)	(111)	61
Total other expense, net	(39)	(775)	(2,466)	(3,661)
Net loss	$(15,745)	$(9,508)	$(35,935)	$(28,045)

Basic and diluted net loss per common share	$(0.49)	$(0.55)	$(1.21)	$(1.89)
Weighted average common shares outstanding - basic and diluted	32,436,207	17,230,826	29,585,716	14,826,054

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet

(unaudited)

(in thousands)

	September 30,	December 31,
	2012	2011
Assets:

Cash and cash equivalents, restricted cash and short-term investments	$68,740	$77,452
Other current assets	16,389	5,197
Fixed assets, net	35,319	25,103
Intangibles and other assets, net	12,378	5,738
Total assets	$132,826	$113,490

Liabilities and stockholders’ equity:

Current liabilities	$19,828	$31,911
Long-term debt and royalty interest obligation	25,811	20,074
Other long-term liabilities	6,742	13,236
Stockholders’ equity	80,445	48,269
Total liabilities and stockholders’ equity	$132,826	$113,490

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